Pricing Supplement dated February 13, 2002                        Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November  30, 2001)            Cusip No. 88319X AA 6



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Canada Funding Corp.



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Principal Amount: $25,000,000            Interest Rate:  6.71%

Agent's Discount or Commission: $125,000 Original Issue Date: February 19, 2002

Net Proceeds to Issuer: $24,875,000      Stated Maturity Date: February 20, 2007
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Interest Payment Dates:
         [X]  March 15 and September 15
         [ ]  Other:

Regular Record Dates
(if other than the last day of February and August):

Redemption:
         [X]   The Notes cannot be redeemed prior to the Stated Maturity Date.

         [ ] The Notes can be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
               Initial Redemption Percentage:       %
               Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
         [X]   The Notes cannot be repaid prior to the Stated Maturity Date.
         [ ]   The Notes can be repaid prior to the Stated  Maturity Date at the option of the holder of the Notes.
               Optional Repayment Date(s):
               Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:         Yes [ ]     No [X]
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:


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Agent:
   [X] Merrill Lynch, Pierce, Fenner & Smith    [ ] First Union Securities, Inc.
                Incorporated                    [ ] Fleet Securities, Inc.
   [ ]  Banc of America Securities LLC          [ ] J.P. Morgan Securities Inc.
   [ ]  Banc One Capital Markets, Inc.          [ ] Salomon Smith Barney Inc.
   [ ]  Barclays Capital Inc.                   [ ] UBS Warburg LLC
   [ ]  Credit Suisse First Boston Corporation  [ ] Other: _______________
   [ ]  Deutsche Bank Alex. Brown Inc.

Agent acting in the capacity as indicated below:
   [X]  Agent       [ ] Principal

If as Principal:
   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

   [ ] The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:









          Terms are not completed for certain items above because such items are not applicable.